Exhibit 99.1
Calix Announces Resignation of Chief Financial Officer
PETALUMA, California - March 31, 2017 - Calix, Inc. (NYSE: CALX) today announced that William Atkins, Executive Vice President and Chief Financial Officer, has given notice that he will be leaving the Company on May 19, 2017 to pursue another opportunity in the industry.
“After much consideration, I have made the decision to leave Calix to pursue another opportunity,” said Mr. Atkins. “I have enjoyed my time at Calix and I am pleased by the progress that my colleagues and I have made in repositioning the business for further growth. I wish the company well in the years ahead.”
President and Chief Executive Officer Carl Russo said, “Transforming Calix from a wireline access systems company into a communications software, systems and services company has required a significant effort over these last few years. I want to thank William for all he has done to help Calix achieve this transformation. We wish him all the best in his new endeavour.”
The Company will announce plans to fill the Chief Financial Officer position on an interim basis in the near term, and is conducting a nationwide search to find a replacement for Mr. Atkins.
About Calix
Calix, Inc. (NYSE: CALX) pioneered Software Defined Access (SDA) and is a global leader in platform innovations for Access Networks. Its portfolio of access systems and services combines AXOS, the revolutionary platform for access, with Compass cloud, an innovative SDA-based framework for network data analytics and subscriber experience assurance. Together, they enable communications service providers to transform their businesses and be the winning service providers of tomorrow. For more information, visit the Calix website at www.calix.com.
Forward-Looking Statements
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.
Investor Inquiries:

Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@Calix.com